EXHIBIT 99.1

INTL FCStone Inc. Reports Fiscal 2019 Fourth Quarter Financial Results
Record Quarterly Operating Revenues of $286.9 million, up 18%
Record Annual Operating Revenues of $1,106.1 million, up 13%
Annual Net Income of $85.1 million
Annual EPS of $4.39 per share, ROE of 15.5%

New York, NY – December 11, 2019 – INTL FCStone Inc. (the ‘Company’; NASDAQ: INTL), a diversified brokerage and financial services firm providing execution, risk management and advisory services, market intelligence and clearing services across asset classes and markets globally, today announced its financial results for the fiscal year 2019 fourth quarter ended September 30, 2019.
Sean M. O’Connor, CEO of INTL FCStone Inc., stated, “This was the best annual result in our history, with all of our businesses expanding their client footprint and increasing segment income. Our ROE was 15.5%, which we believe to be a best in class result and empirical validation of our strategy. During fiscal 2019, organic growth was coupled with a number of targeted acquisitions which increased our product offering and capabilities while expanding our client footprint. We believe our financial platform connects our more than 20,000 commercial and institutional clients and over 80,0000 retail accounts to more global markets and liquidity sources, across asset classes, than any of our competitors. We are increasingly digitizing our platform to drive client engagement and better leverage our global infrastructure, which we believe should drive the growth of our franchise.”

INTL FCStone Inc. Summary Financials
Consolidated financial statements for the Company will be included in our Annual Report on Form 10-K to be filed with the SEC. The Annual Report on Form 10-K will also be made available on the Company’s website at www.intlfcstone.com.

	Three Months Ended September 30,			Year Ended September 30,
(Unaudited) (in millions, except share and per share amounts)	2019	2018	% Change	2019	2018	% Change
Revenues:
Sales of physical commodities	$11,005.7	$5,846.0	88%	$31,830.3	$26,682.4	19%
Principal gains, net	110.4	83.6	32%	415.8	354.1	17%
Commission and clearing fees	90.3	93.8	(4)%	372.4	391.8	(5)%
Consulting, management and account fees	20.7	17.7	17%	79.6	71.1	12%
Interest income	52.5	37.7	39%	198.9	123.3	61%
Total revenues	11,279.6	6,078.8	86%	32,897.0	27,622.7	19%
Cost of sales of physical commodities	10,992.7	5,835.6	88%	31,790.9	26,646.9	19%
Operating revenues	286.9	243.2	18%	1,106.1	975.8	13%
Transaction-based clearing expenses	45.0	43.1	4%	183.5	179.7	2%
Introducing broker commissions	27.7	32.4	(15)%	114.7	133.8	(14)%
Interest expense	40.8	25.3	61%	154.7	80.7	92%
Net operating revenues	173.4	142.4	22%	653.2	581.6	12%
Compensation and other expenses:
Variable compensation and benefits	58.5	44.5	31%	211.6	174.1	22%
Fixed compensation and benefits	46.7	40.9	14%	181.5	163.6	11%
Trading systems and market information	10.3	9.0	14%	38.8	34.7	12%
Occupancy and equipment rental	5.0	4.0	25%	19.4	16.5	18%
Professional fees	4.9	4.7	4%	21.0	18.1	16%
Travel and business development	4.4	3.6	22%	16.2	13.8	17%
Non-trading technology and support	5.1	3.6	42%	20.1	13.9	45%
Depreciation and amortization	4.4	3.2	38%	14.0	11.6	21%
Communications	1.7	1.3	31%	6.6	5.4	22%
Bad debts	1.0	1.2	(17)%	2.5	3.1	(19)%
(Recovery) bad debt on physical coal	(10.0)	—	n/m	(12.4)	1.0	n/m
Other	7.4	5.9	25%	28.4	26.3	8%
Total compensation and other expenses	139.4	121.9	14%	547.7	482.1	14%
Other gains	0.1	—	n/m	5.5	2.0	175%
Income before tax	34.1	20.5	66%	111.0	101.5	9%
Income tax expense	6.9	4.8	44%	25.9	46.0	(44)%
Net income	$27.2	$15.7	73%	$85.1	$55.5	53%
Earnings per share:
Basic	$1.42	$0.83	71%	$4.46	$2.93	52%
Diluted	$1.40	$0.81	73%	$4.39	$2.87	53%
Weighted-average number of common shares outstanding:
Basic	18,761,759	18,620,718	1%	18,738,905	18,549,011	1%
Diluted	19,047,194	18,992,960	—%	19,014,395	18,934,830	—%
n/m = not meaningful to present as a percentage

Key Operating Metrics
The following table reflects key operating metrics used by management in evaluating our product lines.

	Three Months Ended September 30,			Year Ended September 30,
	2019	2018	% Change	2019	2018	% Change
Volumes and Other Data:
Exchange-traded - futures and options (contracts, 000’s)	30,544.6	31,295.7	(2)%	128,897.5	129,486.5	—%
Over-the-counter (“OTC”) (contracts, 000’s)	461.2	417.2	11%	1,772.0	1,582.9	12%
Global Payments (# of payments, 000’s)	186.1	158.4	17%	690.4	639.5	8%
Gold equivalent ounces traded (000’s)	107,175.9	90,727.4	18%	370,400.3	251,530.2	47%
Equity Capital Markets (gross U.S. dollar volume, millions)	$34,551.1	$30,683.1	13%	$150,454.1	$117,771.7	28%
Debt Capital Markets (gross U.S. dollar volume, millions)	$50,535.4	$42,417.0	19%	$212,537.3	$134,032.0	59%
FX Prime Brokerage volume (U.S. dollar notional, millions)	$98,774.5	$70,938.0	39%	$352,624.7	$401,116.9	(12)%
Average assets under management in Argentina (U.S. dollar, millions)	$325.0	$297.9	9%	$326.6	$424.9	(23)%
Average client equity - futures and options (millions)	$2,093.5	$2,280.8	(8)%	$2,072.5	$2,180.4	(5)%
Average money market / FDIC sweep client balances (millions)	$849.9	$750.0	13%	$790.9	$802.3	(1)%
Interest Income/Expense
Interest income increased $14.8 million, or 39%, to $52.5 million in the fourth quarter compared to $37.7 million in the prior year, primarily related to increases in volumes in our Debt Capital Markets businesses and securities lending activities. Interest income in our Securities segment increased $13.2 million in the fourth quarter over the prior year, to $34.9 million, of which $5.3 million was related to increased trading activity within our domestic institutional dealer in fixed income securities and $7.8 million was related to an increase in conduit securities lending activities. Average client equity in the Financial Agricultural (“Ag”) & Energy and Exchange-Traded Futures & Options components of our Commercial Hedging and CES segments decreased 8% to $2.1 billion in the fourth quarter compared to the prior year, however interest income in these businesses increased $0.1 million as compared to the prior year as a result of higher short term interest rates. Average money market / FDIC sweep client balances in our Correspondent Clearing business increased 13% to $849.9 million.
Interest expense increased $15.5 million, or 61%, to $40.8 million in the fourth quarter compared to $25.3 million in the prior year. During the fourth quarter and the prior year, interest expense directly attributable to trading activities, including interest on short-term financing facilities of subsidiaries, was $37.2 million and $22.4 million, respectively, and interest expense related to corporate funding purposes was $3.6 million and $2.9 million, respectively. During the fourth quarter, interest expense directly attributable to trading activities included $19.0 million in connection with trading activities conducted as an institutional dealer in fixed income securities, and $10.8 million in connection with securities lending activities. During the prior year, interest expense directly attributable to trading activities included $12.7 million in connection with trading activities conducted as an institutional dealer in fixed income securities, and $4.1 million in connection with securities lending activities.
Variable vs. Fixed Expenses
The table below shows an analysis of our variable expenses and non-variable expenses as a percentage of total non-interest expenses for the periods indicated.

	Three Months Ended September 30,				Year Ended September 30,
(in millions)	2019	% of Total	2018	% of Total	2019	% of Total	2018	% of Total
Variable compensation and benefits	$58.5	28%	$44.5	23%	$211.6	25%	$174.1	22%
Transaction-based clearing expenses	45.0	21%	43.1	22%	183.5	22%	179.7	23%
Introducing broker commissions	27.7	13%	32.4	16%	114.7	14%	133.8	16%
Total variable expenses	131.2	62%	120.0	61%	509.8	61%	487.6	61%
Fixed compensation and benefits	46.7	22%	40.9	21%	181.5	21%	163.6	21%
Other fixed expenses	43.2	20%	35.3	18%	164.5	19%	140.3	18%
Bad debts	1.0	—%	1.2	—%	2.5	—%	3.1	—%
(Recovery) bad debt on physical coal	(10.0)	(4)%	—	—%	(12.4)	(1)%	1.0	—%
Total non-variable expenses	80.9	38%	77.4	39%	336.1	39%	308.0	39%
Total non-interest expenses	$212.1	100%	$197.4	100%	$845.9	100%	$795.6	100%

Our variable expenses include variable compensation paid to traders and risk management consultants, bonuses paid to operational, administrative, and executive employees, transaction-based clearing expenses and introducing broker commissions. We seek to make non-interest expenses variable to the greatest extent possible, and to keep our fixed costs as low as possible.
Variable expenses were 62% of total expenses in the current period compared to 61% in the prior year period. Non-variable expenses, excluding bad debts and the recoveries and bad debt on physical coal, increased $13.7 million, or 18%, year-over-year, primarily driven by our acquisitions of Carl Kliem S.A., PayCommerce Financial Solutions, LLC, CoinInvest GmbH, European Precious Metal Trading GmbH and GMP Securities LLC, as well as the launch of our securities prime brokerage initiative and our expansion efforts in Canada. While we view these acquisitions and expansion efforts as long-term strategic decisions, they resulted in a pre-tax net losses of $3.0 million and $10.3 million for the current quarter and fiscal year, respectively.
Unallocated Costs and Expenses
The following table is a breakout of our unallocated costs and expenses from the compensation and other expenses in the INTL FCStone Inc. Summary Financials shown above. The unallocated costs and expenses include certain shared services such as information technology, accounting and treasury, credit and risk, legal and compliance, and human resources and other activities.

	Three Months Ended September 30,			Year Ended September 30,
(in millions)	2019	% Change	2018	2019	% Change	2018
Compensation and benefits:
Variable compensation and benefits	9.6	57%	6.1	27.7	24%	22.4
Fixed compensation and benefits	18.6	16%	16.1	72.8	14%	63.9
	28.2	27%	22.2	100.5	16%	86.3
Other expenses:
Trading systems and market information	1.7	89%	0.9	2.7	(10)%	3.0
Occupancy and equipment rental	5.0	22%	4.1	19.3	17%	16.5
Professional fees	3.2	28%	2.5	13.3	27%	10.5
Travel and business development	1.0	11%	0.9	3.8	15%	3.3
Non-trading technology and support	3.8	41%	2.7	15.1	39%	10.9
Depreciation and amortization	3.1	19%	2.6	10.8	16%	9.3
Communications	1.6	23%	1.3	6.2	24%	5.0
Other	5.5	25%	4.4	17.7	2%	17.4
	24.9	28%	19.4	88.9	17%	75.9
Total compensation and other expenses	$53.1	28%	$41.6	$189.4	17%	$162.2
Total unallocated costs and other expenses increased $11.5 million to $53.1 million in the fourth quarter compared to $41.6 million in the prior year. Compensation and benefits increased $6.0 million, or 27% to $28.2 million in the fourth quarter compared to $22.2 million in the prior year, of which $0.6 million relates to acquisitions and new business initiatives since October 1, 2018. Other non-compensation expenses include $0.7 million in the fourth quarter related to acquisitions and new business initiatives since October 1, 2018.
During the fourth quarter, the increase in fixed compensation and benefits and variable compensation and benefits is also related to headcount increases across several administrative departments. Additionally, non-trading technology and support increased due to higher support and maintenance costs related to various IT, client engagement, accounting and human resource systems.

(Recovery) Bad debt on Physical Coal
During the fourth quarter of fiscal 2019, we received $10.0 million through an insurance policy claim related to the physical coal matter, and recorded the insurance proceeds as a recovery of the bad debt on physical coal which was originally recognized in the fourth quarter of fiscal 2017. In addition to this insurance settlement, the full fiscal year 2019 results include a recovery of $2.4 million on the bad debt on physical coal related to settlements reached with clients in the first quarter of fiscal 2019.
Other Gains
The results of fiscal 2019 include a bargain purchase gain of $5.5 million related primarily to the acquisition of GMP Securities LLC. The results of fiscal 2018 include a gain of $2.0 million related to a judgment received in final settlement of our claim in the Sentinel Management Group Inc. bankruptcy proceeding.
Effects of the Tax Cuts and Jobs Act
On December 22, 2017, the President of the United States (“U.S.”) signed and enacted into law H.R. 1, the Tax Cuts and Jobs Act (“the Tax Reform”). Among the significant changes to the U.S. Internal Revenue Code, the Tax Reform lowered the U.S. federal corporate income tax rate from 35% to 21%, effective January 1, 2018. We computed our income tax expense for the year ended September 30, 2019 using a U.S. statutory tax rate of 21%. We computed income tax expense for the year ended September 30, 2018 using a U.S. statutory tax rate of 24.5%.
For fiscal 2018, we recorded tax expense of $8.6 million related to the remeasurement of deferred tax assets and liabilities. The Tax Reform also included a mandatory repatriation transition tax on previously untaxed accumulated and current earnings and profits (“E&P”) of certain of our foreign subsidiaries. For fiscal 2018, we recorded a transition tax obligation of $11.2 million. The accounting for the remeasurement of the deferred tax assets and liabilities, as well as the accounting for the mandatory repatriation transition tax on previously untaxed accumulated and current E&P of certain of our foreign subsidiaries is complete.

Balance Sheet Summary
The following table below provides a summary of asset, liability, and stockholders’ equity information for the periods indicated.

(Unaudited) (in millions, except for share and per share amounts)	September 30, 2019	September 30, 2018
Summary asset information:
Cash and cash equivalents	$471.3	$342.3
Cash, securities and other assets segregated under federal and other regulations	$1,049.9	$1,408.7
Securities purchased under agreements to resell	$1,424.5	$870.8
Securities borrowed	$1,423.2	$225.5
Deposits with and receivables from broker-dealers, clearing organizations and counterparties, net	$2,540.5	$2,234.5
Receivables from clients, net and notes receivable, net	$425.2	$291.8
Financial instruments owned, at fair value	$2,175.2	$2,054.8
Physical commodities inventory, net	$229.3	$222.5
Property and equipment, net	$43.9	$42.4
Goodwill and intangible assets, net	$67.9	$59.8
Other	$85.2	$71.6

Summary liability and stockholders’ equity information:
Accounts payable and other accrued liabilities	$157.5	$145.4
Payables to clients	$3,589.5	$3,639.6
Payables to broker-dealers, clearing organizations and counterparties	$266.2	$89.5
Payables to lenders under loans	$202.3	$355.2
Senior secured term loan, net	$167.6	$—
Income taxes payable	$10.4	$8.6
Securities sold under agreements to repurchase	$2,773.7	$1,936.7
Securities loaned	$1,459.9	$277.9
Financial instruments sold, not yet purchased, at fair value	$714.8	$866.5
Stockholders’ equity	$594.2	$505.3

Common stock outstanding - shares	19,075,360	18,908,540
Net asset value per share	$31.15	$26.72

Segment Results
The following table reflects operating revenues by segment for the periods indicated.

	Three Months Ended September 30,			Year Ended September 30,
(in millions)	2019	2018	% Change	2019	2018	% Change
Segment operating revenues represented by:
Commercial Hedging	$75.6	$69.0	10%	$302.4	$286.7	5%
Global Payments	26.8	25.2	6%	112.8	99.2	14%
Securities	79.5	47.8	66%	295.3	196.2	51%
Physical Commodities	25.0	15.9	57%	73.8	56.9	30%
Clearing and Execution Services	78.4	83.3	(6)%	326.1	332.4	(2)%
Corporate Unallocated	7.3	7.4	(1)%	20.8	23.9	(13)%
Eliminations	(5.7)	(5.4)	6%	(25.1)	(19.5)	29%
Operating revenues	$286.9	$243.2	18%	$1,106.1	$975.8	13%
The following table reflects segment income by segment for the periods indicated.

	Three Months Ended September 30,			Year Ended September 30,
(in millions)	2019	2018	% Change	2019	2018	% Change
Segment income represented by:
Commercial Hedging	$26.9	$22.4	20%	$100.1	$96.4	4%
Global Payments	14.7	15.7	(6)%	66.1	59.8	11%
Securities	11.4	6.7	70%	47.4	40.8	16%
Physical Commodities	21.5	4.8	348%	38.0	16.6	129%
Clearing and Execution Services	12.9	11.4	13%	54.1	48.3	12%
Total segment income	$87.4	$61.0	43%	$305.7	$261.9	17%
Reconciliation of segment income to income before tax:
Segment income	$87.4	$61.0	43%	$305.7	$261.9	17%
Net costs not allocated to operating segments	53.4	40.5	32%	200.2	162.4	23%
Other gain	0.1	—	n/m	5.5	2.0	175%
Income before tax	$34.1	$20.5	66%	$111.0	$101.5	9%

Commercial Hedging
We serve our commercial clients through our team of risk management consultants, providing a high-value-added service that we believe differentiates us from our competitors and maximizes the opportunity to retain our clients. Our risk management consulting services are designed to quantify and monitor commercial entities’ exposure to commodity and financial risk. Upon assessing this exposure, we develop a plan to control and hedge these risks with post-trade reporting against specific client objectives. Our clients are assisted in the execution of their hedging strategies through a wide range of products from listed exchange-traded futures and options, to basic OTC instruments that offer greater flexibility and structured OTC products designed for customized solutions.
Our services span virtually all traded commodity markets, with the largest concentrations in agricultural and energy commodities (consisting primarily of grains, energy and renewable fuels, coffee, sugar, cotton, and food service) and base metals products listed on the LME. Our base metals business includes a position as a Category One ring dealing member of the LME, providing execution, clearing and advisory services in exchange-traded futures and OTC products. We also provide execution of foreign currency forwards and options and interest rate swaps as well as a wide range of structured product solutions to our commercial clients who are seeking cost-effective hedging strategies. Generally, our clients direct their own trading activity, and our risk management consultants do not have discretionary authority to transact trades on behalf of our clients.
Operating revenues increased 10% to $75.6 million in the fourth quarter compared to $69.0 million in the prior year. Exchange-traded revenues increased 9%, to $38.4 million in the fourth quarter, primarily driven by strong growth in the domestic grain markets driven by market volatility as a result of weather conditions, which was somewhat tempered by lower revenues from certain omnibus relationships introduced by our commercial hedging employees. Overall exchange-traded contract volumes decreased 1% versus the prior year, however the average rate per contract increased 11% to $5.75.
OTC revenues increased 11%, to $25.9 million in the fourth quarter, compared to $23.3 million in the prior year as a result of a 11% increase in OTC volumes. This increase was a result of increased OTC revenues in both North and South American grain markets as well as improved performance in the global energy markets.
Consulting, management, and account fees increased 11% over the prior year to $4.2 million in the fourth quarter. Interest income increased 4%, to $7.1 million compared to $6.8 million in the prior year. The average equity for exchange-traded futures and options clients declined 4% versus the prior year to $967.8 million in the fourth quarter.
Segment income increased 20% to $26.9 million in the fourth quarter compared to $22.4 million in the prior year, primarily as a result of the $6.6 million increase in operating revenues, as well as a $0.7 million decline in bad debt expense. This was partially offset by increases in variable and fixed compensation and benefits of $0.8 million and $0.6 million, respectively. Variable expenses, excluding interest, expressed as a percentage of operating revenues increased to 43% compared to 42% in the prior year, primarily as the result of an increase in introducing broker commissions driven by product mix.
Global Payments
We provide customized foreign exchange and treasury services to banks and commercial businesses as well as charities and non-governmental and government organizations. We provide transparent pricing and offer payments services in more than 170 countries and 140 currencies, which we believe is more than any other payments solution provider.
Our proprietary FXecute global payments platform is integrated with a financial information exchange (“FIX”) protocol. This FIX protocol is an electronic communication method for the real-time exchange of information, and we believe it represents one of the first FIX offerings for cross-border payments in exotic currencies. FIX functionality allows clients to view real time market rates for various currencies, execute and manage orders in real-time, and view the status of their payments through the easy-to-use portal.
Additionally, as a member of the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”), we are able to offer our services to large money center and global banks seeking more competitive international payment services. In addition, we operate a fully accredited SWIFT Service Bureau which facilitates cross-border payments and acceptance transactions for financial institutions, trade networks and corporations.
Through this single comprehensive platform and our commitment to client service, we believe we are able to provide simple and fast execution, ensuring delivery of funds in local currencies in any of these countries quickly through our global network of approximately 325 correspondent banks. In this business, we primarily act as a principal in buying and selling foreign currencies on a spot basis. We derive revenue from the difference between the purchase and sale prices.
We believe our clients value our ability to provide exchange rates that are significantly more competitive than those offered by large international banks, a competitive advantage that stems from our years of foreign exchange expertise focused on smaller, less liquid currencies.

Operating revenues increased 6% to $26.8 million in the fourth quarter compared to $25.2 million in the prior year, driven by 17% growth in the volume of payments made, despite a 10% decrease in the average revenue per payment compared to the prior year. This volume growth was driven by increased activity from our existing international banking clients, however there was a lower volume of larger merger and acquisition and capital transaction payments, which led to the lower average revenue per trade versus the prior year.
Segment income decreased 6% to $14.7 million in the fourth quarter compared to $15.7 million in the prior year. This decline primarily resulted from a $2.1 million increase in non-variable direct expenses versus the prior year period, primarily driven by the acquisition of PayCommerce Financial Solutions, LLC in the fourth quarter of fiscal 2018 as well as the addition of several new front office employees. Variable expenses, excluding interest, expressed as a percentage of operating revenues were 25% in the fourth quarter as compared to 24% in the prior year.
Securities
We provide value-added solutions that facilitate cross-border trading and believe our clients value our ability to manage complex transactions, including foreign exchange, utilizing our understanding of local market convention, liquidity and settlement protocols around the world. Our clients include U.S.-based regional and national broker-dealers and institutions investing or executing client transactions in international markets and foreign institutions seeking access to the U.S. securities markets. We are one of the leading market makers in foreign securities, including unlisted American Depository Receipts (“ADRs”), Global Depository Receipts (“GDRs”) and foreign ordinary shares. We make markets in over 5,000 ADRs, GDRs and foreign ordinary shares, of which over 3,600 trade in the OTC market. In addition, we will, on request, make prices in more than 10,000 unlisted foreign securities. We are also a broker-dealer in Argentina and Brazil, where we are active in providing institutional executions in the local capital markets.
We act as an institutional dealer in fixed income securities, including U.S. Treasury, U.S. government agency, agency mortgage-backed and asset-backed securities as well as investment grade, high yield, convertible and emerging market debt to a client base including asset managers, commercial bank trust and investment departments, broker-dealers, and insurance companies.
We originate, structure and place debt instruments in the international and domestic capital markets. These instruments include complex asset-backed securities (primarily in Argentina) and domestic municipal securities. On occasion, we may invest our own capital in debt instruments before selling them. We also actively trade in a variety of international debt instruments as well as operate an asset management business in which we earn fees, commissions and other revenues for management of third party assets and investment gains or losses on our investments in funds and proprietary accounts managed either by our investment managers or by independent investment managers.
Operating revenues increased 66% to $79.5 million in the fourth quarter compared to $47.8 million in the prior year.
Operating revenues in Equity Capital Markets increased 56% to $35.0 million in the fourth quarter compared to the prior year period. This was primarily driven by a $7.8 million increase in operating revenues in our conduit securities lending activities. In addition, our principal market-marking and agency equity businesses added $1.2 million and $1.7 million, respectively, as compared to the prior year as the gross dollar volume traded increased 13% and the average revenue per $1,000 traded increased 12%. Equity Capital Markets operating revenues include the trading profits we earn before the related expense deduction for ADR conversion fees. These ADR fees are included in the consolidated income statements as ‘transaction-based clearing expenses’.
Operating revenues in Debt Capital Markets increased 71% to $43.0 million in the fourth quarter compared to the prior year, primarily driven by a $13.0 million increase operating revenues in our domestic institutional dealer in fixed income securities and to a lesser extent increased revenues in our Argentina operations and $2.9 million in operating revenues from the business acquired in the GMP Securities LLC acquisition.
Operating revenues in Asset Management increased $1.3 million to $1.5 million in the fourth quarter compared to the prior year as average assets under management in Argentina increased 9% to $325.0 million in the fourth quarter compared to $297.9 million in the prior year. We continue to see difficult market conditions in Argentina including elevated interest and inflation rates.
Segment income increased 70% to $11.4 million in the fourth quarter compared to $6.7 million in the prior year. Segment income in our Equity Capital Markets business declined $0.9 million to $2.1 million, as the increase in operating revenues was primarily driven by our security lending activities which recorded a corresponding $6.7 million increase in interest expense in the fourth quarter. In addition, excluding our securities lending activities, Equity Capital Markets segment income was negatively affected by costs associated with the startup of our institutional sales and equity prime brokerage divisions. Segment income in our Debt Capital Markets business increased $4.4 million to $8.7 million, driven by the increase in operating revenues noted above, which was partially offset by higher interest expense in our institutional fixed income dealer, a decline in profitability in our municipal securities business and an increase in costs related to the newly acquired GMP Securities LLC.

Variable expenses, excluding interest, expressed as a percentage of operating revenues decreased to 33% in the fourth quarter compared to 34% in the prior year.
Physical Commodities
The Physical Commodities segment consists of our Precious Metals trading and Physical Ag & Energy commodity businesses. In Precious Metals, we provide a full range of trading and hedging capabilities, including OTC products, to select producers, consumers, and investors. Through our websites, we provide clients the ability to purchase physical gold and other precious metals, in multiple forms, and in denominations of their choice. In our trading activities, we act as a principal, committing our own capital to buy and sell precious metals on a spot and forward basis.
In our Physical Ag & Energy commodity business, we act as a principal to facilitate financing, structured pricing and logistics services to clients across the commodity complex, including energy commodities, grains, oil seeds, cotton, coffee, cocoa, edible oils and feed products. We provide financing to commercial commodity-related companies against physical inventories. We use sale and repurchase agreements to purchase commodities evidenced by warehouse receipts, subject to a simultaneous agreement to sell such commodities back to the original seller at a later date.
We generally mitigate the price risk associated with commodities held in inventory through the use of derivatives. We do not elect hedge accounting under U.S. GAAP in accounting for this price risk mitigation. Management continues to evaluate performance and allocate resources on an operating revenue basis.
Operating revenues for Physical Commodities increased 57% to $25.0 million in the fourth quarter compared to $15.9 million in the prior year.
Precious Metals operating revenues increased 127% to $16.6 million in the fourth quarter compared to $7.3 million in the prior year. Operating revenues in the fourth quarter include a $2.0 million net gain recognized on the sale of inventory carried at the lower of cost or net realizable value at the end of the third quarter. The number of gold equivalent ounces traded increased 18% versus the prior year driven by renewed geopolitical tensions surrounding Chinese tariffs as well as global trends in the interest rate environment.
Operating revenues in Physical Ag & Energy decreased 2% to $8.4 million in the fourth quarter compared to the prior year. The decrease in operating revenues is primarily related to declines in operating revenues in our fat and edible oils, energy and feed ingredients businesses, which were partially offset by increased commodity financing and pricing program revenues.
Segment income increased $16.7 million to $21.5 million in the fourth quarter compared to $4.8 million in the prior year. This increase is primarily due to a $10.0 million insurance policy claim received and recorded as a recovery on the bad debt on physical coal as well as the growth in precious metals operating revenues noted above.
Clearing and Execution Services
We provide competitive and efficient clearing and execution in all major futures and securities exchanges globally as well as prime brokerage in all major foreign currency pairs and swap transactions. Through our platform, client orders are accepted and directed to the appropriate exchange for execution. We then facilitate the clearing of client transactions. Clearing involves the matching of client trades with the exchange, the collection and management of client margin deposits to support the transactions, and the accounting and reporting of the transactions to clients.
As of September 30, 2019, our U.S. futures commission merchant (“FCM”) held $2.2 billion in required client segregated assets, which we believe makes us the third largest non-bank FCM in the U.S., as measured by required client segregated assets. We seek to leverage our capabilities and capacity by offering facilities management or outsourcing solutions to other FCM’s.
We are an independent full-service provider to introducing broker-dealers (“IBD’s”) of clearing, custody, research, syndicated and security-based lending products and services, including a proprietary technology platform which offers seamless connectivity to ensure a positive client experience through the clearing and settlement process. Our independent wealth management business, which offers a comprehensive product suite to retail clients nationwide, clears through this platform. We believe we are one of the leading mid-market clearers in the securities industry, with approximately 70 correspondent clearing relationships with over $16.0 billion in assets under management or administration as of September 30, 2019.
We provide prime brokerage foreign exchange (“FX”) services to financial institutions and professional traders. We provide our clients with the full range of OTC products, including 24-hour a day execution of spot, forwards and options as well as non-deliverable forwards in both liquid and exotic currencies. We also operate a proprietary foreign exchange desk that arbitrages the exchange-traded foreign exchange markets with the cash markets.

Through our London-based Europe, Middle East and Africa (“EMEA”) oil voice brokerage business, we provide brokerage services across the fuel, crude, and middle distillates markets with well known commercial and institutional clients throughout EMEA.
Operating revenues decreased 6% to $78.4 million in the fourth quarter compared to $83.3 million in the prior year.
Operating revenues in our Exchange-Traded Futures & Options business decreased 19% to $38.1 million in the fourth quarter compared to $47.1 million in the prior year as a result of a 3% decrease in exchange-traded volumes and a 21% decline in the average rate per contract compared to the prior year period. Interest income in the Exchange-Traded Futures & Options business was relatively flat with the prior year at $6.6 million in the fourth quarter, as an increase in short-term rates offset a 12% decline in the average client equity to $1.1 billion.
Operating revenues in our FX Prime Brokerage increased 91% to $6.5 million in the fourth quarter compared to $3.4 million in the prior year as a result of a 39% increase in foreign exchange volumes.
Correspondent Clearing operating revenues increased 6% to $8.9 million in the fourth quarter compared to $8.4 million in the prior year while operating revenues in Independent Wealth Management increased 11% to $19.6 million in the fourth quarter compared to $17.7 million in the prior year. In the Correspondent Clearing business, interest income decreased $0.2 million to $2.3 million in the fourth quarter, while fee income related to money market/FDIC sweep balances increased $0.9 million to $3.9 million, primarily driven by an increase in short term interest rates. Operating revenues in Derivative Voice Brokerage decreased 21% to $5.3 million in the fourth quarter compared to $6.7 million in the prior year.
Segment income increased to $12.9 million in the fourth quarter compared to $11.4 million in the prior year, as our FX Prime Brokerage and Independent Wealth Management businesses increased segment income versus the prior year and the decrease in operating revenues in our Exchange-Traded Futures & Options business was tempered by lower transaction-based clearing expenses and introducing broker commissions. Segment income in the fourth quarter was also tempered by a $0.8 million increase in bad debt expense. Variable expenses, excluding interest, as a percentage of operating revenues were 63% in the fourth quarter compared to 69% in the prior year, down primarily due to lower introducing broker commissions.

Conference Call & Web Cast
A conference call will be held tomorrow, Thursday, December 12, 2019 at 9:00 a.m. Eastern time. A live webcast of the conference call as well as additional information to review during the call will be made available in PDF form on-line on the Company’s corporate web site at http://www.intlfcstone.com. Participants can also access the call by dialing 1-844-466-4112 (within the United States and Canada), or 1-408-337-0136 (international callers) approximately ten minutes prior to the start time.
A replay of the call will be available at http://www.intlfcstone.com approximately two hours after the call has ended and will be available through December 19, 2019. To access the replay, dial 1-855-859-2056 (within the United States and Canada), or 1-404-537-3406 (international callers) and enter the replay passcode 7293025.
About INTL FCStone Inc.
INTL FCStone Inc., through its subsidiaries, is a leading provider of execution, risk management and advisory services, market intelligence, and clearing services across asset classes and markets around the world.
Serving more than 20,000 clients in 130 countries on five continents, the company provides products and services across five market segments: commercial hedging, global payments, securities, physical commodities, and clearing and execution services. Our clients include the producers, processors and end users of virtually every major traded commodity, as well as asset managers, introducing broker-dealers, insurance companies, brokers, institutional and retail investors, commercial and investment banks, and governmental, non-governmental and charitable organizations. A Fortune 500 company headquartered in New York City, the company is listed on the NASDAQ under the ticker symbol “INTL”.
Further information on INTL is available at www.intlfcstone.com.
Forward Looking Statements
This press release includes forward-looking statements including statements regarding the combined company. All statements other than statements of current or historical fact contained in this press release are forward-looking statements. The words “believe,” “expect,” “anticipate,” “should,” “plan,” “will,” “may,” “could,” “intend,” “estimate,” “predict,” “potential,” “continue” or the negative of these terms and similar expressions, as they relate to INTL FCStone Inc., are intended to identify forward-looking statements.
These forward-looking statements are largely based on current expectations and projections about future events and financial trends that may affect the financial condition, results of operations, business strategy and financial needs of the company. They can be affected by inaccurate assumptions, including the risks, uncertainties and assumptions described in the filings made by INTL FCStone Inc. with the Securities and Exchange Commission. In light of these risks, uncertainties and assumptions, the forward-looking statements in this press release may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. When you consider these forward-looking statements, you should keep in mind these risk factors and other cautionary statements in this press release.
These forward-looking statements speak only as of the date of this press release. INTL FCStone Inc. undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements.
INTL FCStone Inc.
Investor inquiries:
Bruce Fields
1-866-522-7188
bruce.fields@intlfcstone.com
INTL-G